Exhibit 99.1

Travelzoo Inc. 590 Madison Avenue 21st Floor New York, NY 10022 Media Contact: Bonnie Bastian, YPB&R 407-838-1743 bonnie_bastian@ypbr.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Fourth Quarter and Year-End 2005

Financial Results

NEW YORK, February 2, 2006 -- Travelzoo Inc. (NASDAQ: TZOO), the Internet media company that publishes outstanding travel offers to more than nine million subscribers, today reported financial results for the fourth quarter and year ended December 31, 2005. Basic and diluted earnings per share (EPS) for the fourth quarter ended December 31, 2005 were $0.10.

Fourth Quarter 2005 Financial Highlights:

•	Revenues of $13.9 million, up 32% year-over-year
•	Income from operations of $3.5 million
•	Operating margin of 25.2%
•	Net income of $1.7 million

“Travelzoo’s Q4 2005 results were impacted by Sarbanes-Oxley Act (SOX) Section 404 compliance costs of $571,000, a loss of $584,000 from our new U.K. business, and reported revenues were impacted by the bankruptcy filings of two airline advertisers,” said Ralph Bartel, chairman and chief executive officer, Travelzoo. “In the future, we do not expect SOX compliance costs to remain at this high of a level. Our reported loss for the U.K. business for Q4 2005 increased because of the hiring of additional staff and the acquisition of additional subscribers. With a large reach of 9.7 million subscribers in the U.S. and the U.K., a strong media brand, and a robust business model, we believe that we are well positioned to take advantage of future growth opportunities.”

Travelzoo reported revenues of $13.9 million for the fourth quarter ended December 31, 2005, an increase of 32% over revenues of $10.5 million for the prior-year period, and a quarterly sequential increase of 4% over revenues of $13.4 million for the third quarter ended September 30, 2005. All revenues were generated from the sale of online advertising to travel companies.

Income from operations for the fourth quarter ended December 31, 2005 was approximately $3.5 million or 25.2% of revenues, compared to approximately $3.7 million, or 35.2% of revenues, for the prior-year period.

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Travelzoo reported a net income of approximately $1.7 million for the fourth quarter ended December 31, 2005 compared to approximately $1.7 million for the prior-year period.

Cash flow from operations in the fourth quarter 2005 was $2.0 million.

Reported net income for the fourth quarter of 2005 included a loss of $584,000 from Travelzoo’s U.K. business. The loss was treated as having no recognizable tax benefit. Travelzoo U.K. began operations in May 2005.

Travelzoo’s U.K. business generated revenues of $380,000 in the fourth quarter 2005, up from $368,000 in the third quarter 2005.

Travelzoo’s revenues for the year ended December 31, 2005 were $50.8 million compared to $33.7 million for 2004, a 51% increase.

Income from operations for the year 2005 was approximately $14.9 million, compared to $11.0 million for the year 2004.

Net income for the year 2005 was approximately $8.0 million, compared to $6.0 million for the year 2004. Diluted earnings per share for the year 2005 were $0.45, compared to $0.33 for the year 2004.

Travelzoo will host a conference call to discuss fourth quarter results at 11:00 a.m. Eastern Time today. A live Web cast can be accessed through the company's investor relations Web site at www.travelzoo.com/ir.

About Travelzoo

Travelzoo Inc. is a leading Internet media company. Travelzoo’s media properties, which reach more than nine million subscribers in the U.S. and the U.K., include the Travelzoo® Web site (www.travelzoo.com), the Top 20® e-mail newsletter, the Newsflash™ e-mail alert service and SuperSearch™, a travel search engine. Travelzoo publishes offers from more than 500 advertisers. Travelzoo’s deal experts review each offer to find the best travel deals and confirm their true value.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months ended December 31		Year ended December 31,
	2005	2004	2005	2004

Revenues	$ 13,901	$ 10,509	$ 50,772	$ 33,679
Cost of revenues	249	166	878	695

Gross profit	13,652	10,343	49,894	32,984
Operating expenses:
Sales and marketing	7,632	4,268	25,915	15,731
General and administrative	2,496	2,348	9,109	6,220
				-
Total operating expenses	10,128	6,616	35,024	21,951

Income from operations	3,524	3,727	14,870	11,033
Other income and expense:
Interest income	304	106	961	126
Gain (loss) on foreign currency	(6)	-	(15)	-

Income before income taxes	3,822	3,833	15,816	11,159

Income taxes	2,168	2,104	7,853	5,122

Net income	$ 1,654	$ 1,729	$ 7,963	$ 6,037

Basic net income per share	$ 0.10	$ 0.11	$ 0.49	$ 0.36
Diluted net income per share	0.10	0.09	0.45	0.33

Shares used in computing basic net income per share	16,250	16,222	16,249	16,879
Shares used in computing diluted net income per share	17,409	18,252	17,731	18,475

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Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2005	December 31, 2005

ASSETS
Cash and cash equivalents	$ 24,469	$ 26,435
Short term investments	19,887	10,032
Accounts receivable, net	9,020	5,327
Deposits	28	163
Prepaid Expenses and other current Assets	631	674
Deferred tax assets	1,020	391

Total current assets	55,055	43,022

Deposits, less current portion	190	-
Deferred tax assets, less current Portion	28	43
Property and equipment, net	159	108
Intangible assets, net	20	84

Total Assets	$ 55,452	$ 43,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	2,373	440
Accrued expenses	3,394	2,464
Deferred revenue	296	91
Income tax payable	856	-

Total Liabilities	6,919	2,995

Common stock	163	162
Additional paid-in capital	30,645	30,300
Accumulated other comprehensive income	(38)	-
Retained earnings	17,763	9,800

Total Stockholders' Equity	48,533	40,262

Total Liabilities and
Stockholders' Equity	$ 55,452	$ 43,257

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Travelzoo Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 1,654	$ 1,729	$ 7,963	$ 6,037
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41	40	167	161
Deferred income taxes	(697)	(181)	(676)	(181)
Provision for losses on accounts receivable	212	9	291	121
Tax benefit of stock option exercises	39	989	435	1,932
Accrued income on short-term investments	220	-	(49)	-
Changes in operating assets and liabilities:
Accounts receivable	(943)	(492)	(3,993)	(3,078)
Deposits	(3)	(1)	(55)	(24)
Prepaid expenses and other current assets	(256)	(388)	40	(543)
Accounts payable	1,674	131	1,940	216
Accrued expenses	(250)	725	938	1,136
Deferred revenue	(16)	(86)	205	69
Income tax payable	300	(205)	919	(1,311)

Net cash provided by operating activities	1,975	2,270	8,125	4,535

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(39)	(1)	(156)	(40)
Purchase of short-term investments	(19,809)	(10,032)	(49,500)	(10,032)
Sale of short-term investments	19,620	-	39,693	-
Purchase of intangible assets	-	(2)	-	(2)

Net cash used in investing activities	(228)	(10,035)	(9,963)	(10,074)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of related costs	-	27,751	(124)	28,047
Proceeds from stock option exercises	-	371	35	371
Recovery of profit from purchase and sale of stock by employees	-	-	-	34

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Net cash provided by financing activities	-	28,122	(89)	28,452

Effect of exchange rate on cash	(13)	-	(39)	-

Net increase in cash and cash equivalents	1,734	20,357	(1,966)	22,913
Cash and cash equivalents at beginning of period	22,735	6,078	26,435	3,522

Cash and cash equivalents at end of period	24,469	26,435	24,469	26,435

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds received	2,526	1,502	7,176	4,683

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